                                   EXHIBIT 5.1

                       [Hughes & Luce, L.L.P. Letterhead]

                                 January 9, 2001

Advanced Neuromodulation Systems, Inc.
6501 Windcrest Drive, Suite 100
Plano, Texas 75024

Ladies and Gentlemen:

         We have acted as counsel to Advanced Neuromodulation Systems, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,223,825 shares of the Company's common stock, par value $.05 per share (the "Common Stock"), plus an indeterminate number of shares that may be issued pursuant to the provisions of the Purchase Agreement (as defined below) acquired by certain shareholders (the "Selling Shareholders") pursuant to (i) an Agreement and Plan of Merger (the "Merger Agreement"), dated November 30, 2000, among the Company, ANS Acquisition Corp., a New Jersey corporation and the Company's wholly-owned subsidiary, Hi-tronics Designs, Inc., a New Jersey corporation, and certain major shareholders of Hi-tronics Designs, Inc.; and (ii) an Asset Purchase Agreement (the "Purchase Agreement"), dated January 2, 2001, among the Company, SPAC Acquisition Corp., a Delaware corporation and the Company's wholly-owned subsidiary, Implantable Devices, Inc., a Minnesota corporation ("IDI"), Implantable Devices Limited Partnership, a Minnesota limited partnership, ESOX Technology Corporation, a Minnesota corporation ("ESOX"), and Henry Buchwald, John Hoeschler, Thomas Rohde and Bruce Wigness, the shareholders of IDI and ESOX; each as described in the Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission.

         In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

         Based on the foregoing, we are of the opinion that such shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

         This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of such shares of Common Stock under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                              Very truly yours,

                                              /s/ HUGHES & LUCE, L.L.P.